UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2013

Cadence Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33103	41-2142317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12481 High Bluff Drive, Suite 200

San Diego, California 92130

(Address of principal executive offices, including zip code)

(858) 436-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 15, 2013, Cadence Pharmaceuticals, Inc. (“Cadence” or the “Company”) announced that the USPTO issued a non-final, initial office action in the Ex Parte Reexamination of U.S. Patent No. 6,028,222 (the “ ‘222 patent”), one of the two licensed patents covering OFIRMEV® (acetaminophen) injection. Although the USPTO rejected certain of the claims in this patent, all of the claims of the ‘222 patent remain valid and in force unless the USPTO issues a final rejection of one or more of these claims in this reexamination.

The ‘222 patent covers the formulation of OFIRMEV, and expires in August 2017, and U.S. Patent No. 6,992,218, also covers OFIRMEV and the process used to manufacture OFIRMEV, and expires in June 2021. Upon completion of the Company’s ongoing pediatric clinical trial of OFIRMEV, both patents will be eligible for an additional six months of marketing exclusivity. In September 2012, a third party filed with the USPTO a Request for Ex Parte Reexamination of the ‘222 patent, and in December 2012, Cadence received notice that the USPTO had granted the Request for Reexamination. The reexamination process requires the USPTO to consider the scope and validity of the patent based on substantial new questions of patentability raised by a third party or the USPTO.

Cadence intends to continue with the reexamination of all of the rejected claims of the ‘222 patent. Additionally, as permitted under USPTO rules, Cadence plans to file additional claims under the ‘222 patent.

For a discussion of risks related to the Request for Ex Parte Reexamination of the ‘222 Patent, see the discussions in Cadence’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed with the Securities and Exchange Commission on August 2, 2013, in “Legal Proceedings” under the heading “‘222 Patent: Ex Parte Reexamination” and in “Risk Factors” under the headings “The patent rights that we have in-licensed covering OFIRMEV are limited to a specific IV formulation of acetaminophen. As a result, our market opportunity for this product may be limited by the lack of patent protection for the active ingredient itself and other formulations of IV acetaminophen may be developed by competitors,” “The protection of our intellectual property rights is critical to our success and any failure on our part to adequately secure such rights would materially affect our business,” and “We depend on our licensors for the maintenance and enforcement of our intellectual property and have limited control, if any, over the amount or timing of resources that our licensors devote on our behalf, or whether any financial difficulties experienced by our licensors could result in their unwillingness or inability to secure, maintain and enforce patents protecting our intellectual property,” as well as any updates to such sections contained in Cadence’s subsequent reports filed with the SEC.

Statements included in this report that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Such statements include, without limitation, statements regarding: Cadence’s intention to continue with the examination of all of the rejected claims of the ‘222 patent and to file additional claims under the ‘222 patent. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Cadence’s actual future results may differ materially from Cadence’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: Cadence’s ability to successfully enforce its marketing exclusivities and intellectual property rights, and to defend the patents covering OFIRMEV, including in current intellectual property litigation with the parties that have submitted new drug applications (“NDAs”) or abbreviated new drug applications (“ANDAs”) for generic versions of OFIRMEV; the potential that Cadence may be required to continue intellectual property litigation for substantial lengths of time or file additional lawsuits to defend its patent rights from challenges by companies that have submitted NDAs or ANDAs for generic versions of OFIRMEV, and the substantial costs associated with such lawsuits; the potential introduction of generic competition to OFIRMEV in the event Cadence is unsuccessful in current or future intellectual property litigation, and the impact it may have on the sales and pricing of the product; Cadence’s dependence on its licensors for the maintenance and enforcement of its intellectual property rights; Cadence’s dependence on the successful commercialization of OFIRMEV, which is the company’s only product; Cadence’s ability to achieve broad market acceptance and generate revenues from sales of OFIRMEV; the potential product liability exposure associated with pharmaceutical products such as OFIRMEV and other products Cadence may in-license or acquire; Cadence’s ability to fully comply with numerous federal, state and local laws and regulatory requirements that apply to its commercial activities; public concern regarding the safety of drug products such as OFIRMEV, and the potential implementation by regulatory agencies of new requirements to include unfavorable information in the labeling for

OFIRMEV; the risk that Cadence may not be able to raise sufficient capital when needed, or at all; the Company’s ability to raise capital when needed; and other risks detailed under “Risk Factors” and elsewhere in Cadence’s periodic reports and other filings made with the SEC from time to time. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995, and the company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADENCE PHARMACEUTICALS, INC.

By:	/s/ William R. LaRue
William R. LaRue
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Date: August 16, 2013